                                                                    EXHIBIT 12.1
                          EL PASO ENERGY PARTNERS, L.P.

                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                           FOR THE
                                                           QUARTER
                                                            ENDED
                                                           MARCH 31,                FOR THE YEAR ENDED DECEMBER 31,
                                                             2001         2000        1999         1998         1997         1996
                                                           --------     --------    --------     --------     --------     --------
Earnings
      Pre-tax income (loss) from continuing operations     $ 12,973     $ 20,192    $ 18,382     $    275     $ (1,449)    $ 37,891
      Minority interest in consolidated subsidiaries             41           95         197           15           (7)         427
      Income from equity investees                            4,712      (22,931)    (32,814)     (26,724)     (29,327)     (20,434)
                                                           --------     --------    --------     --------     --------     --------

      Pre-tax income (loss) from continuing operations
        before minority interest in consolidated
        subsidiaries and income from equity investees        17,726       (2,644)    (14,235)     (26,434)     (30,783)      17,884

      Fixed charges                                          13,329       51,184      37,336       21,330       15,883       17,939
      Distributed income of equity investees                 (6,922)      33,960      46,180       31,171       27,135       36,823
      Capitalized interest                                   (1,788)      (4,005)     (1,799)      (1,066)      (1,721)     (11,910)
      Minority interest in consolidated subsidiaries            (41)         (95)       (197)         (15)           7         (427)
                                                           --------     --------    --------     --------     --------     --------

            Totals earnings available for fixed charges    $ 22,304     $ 78,400    $ 67,285     $ 24,986     $ 10,521     $ 60,309
                                                           ========     ========    ========     ========     ========     ========

Fixed charges
      Interest and debt expense                            $ 13,271     $ 51,077    $ 37,122     $ 21,308     $ 15,890     $ 17,470
      Interest component of rent                                 17           12          17            7           --           42
      Minority interest in consolidated subsidiaries             41           95         197           15           (7)         427
                                                           --------     --------    --------     --------     --------     --------

            Total fixed charges                            $ 13,329     $ 51,184    $ 37,336     $ 21,330     $ 15,883     $ 17,939
                                                           ========     ========    ========     ========     ========     ========

Ratio of earnings to fixed charges(1)                          1.67         1.53        1.80         1.17           --(2)      3.36
                                                           ========     ========    ========     ========     ========     ========

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since El Paso Energy Partners, L.P. has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

(2)  Earnings were inadequate to cover fixed charges by $5,362 for 1997.

     For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, pretax preferred stock dividend requirements of consolidated subsidiaries, and minority interests in consolidated subsidiaries; and (ii) "earnings" represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest, minority interest in consolidated subsidiaries, and preferred stock dividend requirement of consolidated subsidiaries.